Dutch Gold Resources, Inc.

3379 Peachtree Road Suite 555

Atlanta, GA 30326

4 April 2014

To our Shareholders:

The last six weeks have been active and productive for your Company. During this time, we have repositioned DGRI for growth into an exciting market sector. We have begun to build relationships that will deliver world-class technology to serve our new direction. At this point, it is appropriate to evaluate the challenges and opportunities for this second quarter of 2014.

What are our goals for the Quarter?

We must address some of the technical issues surrounding our capital structure this quarter. We are committed to becoming a current filer with the Securities and Exchange Commission this quarter. Regardless of how well our business grows, we recognize that serious investors insist on compliance and transparency. In addition, we are cognizant of the fact that our DTCC “chill” must be addressed. We have retained Capitol Law Group, LLP to resolve this matter with both the DTCC and the SEC, if required. WE cannot predict when the matter will be resolved, but we know that we have begun to exert significant energy toward this end. In order for us to resolve the DTCC matter, the Company must be a current filer so addressing these issues in tandem makes common sense. Additionally, we do not anticipate making any radical changes to our capital structure during this period of review. As such, there are no immediate plans to reverse split the common stock, which is a question that has been posed to management by many shareholders. From a practical standpoint, companies that initiate a reverse stock split without any compelling business reason to do so never fool anyone. Management believes that reverse stock splits make sense when a company has real intrinsic value, i.e. revenue, cash flow, earnings and the ability to up-list to an exchange. During a period of rebuilding relationships with regulators and investors, both want transparency and honest progress, not artificial attempts to raise a share price. We believe that our investors are best served when the Company is successful at increasing liquidity through real progress in revenue/earnings, transparency through current filings and being able to settle our trades electronically. Management is focused on all three issues.

Why we focus on the financial services sector for MMJ?

According to IBISWorld, the market for Prepaid Debit Cards is expected to grow at a 24% rate through 2017. The demographics for the MMJ sector are well suited for significant growth. The Merchant Services business is generally a mature business, except in the MMJ segment and other high-risk retailers such as e-commerce platforms and collection agencies. We believe that the combination of world-class technology pointed at this high-risk market segment provides the potential for rapid growth and capital efficiency.

How does DGRI expect to grow?

We have established product offering in the merchant services and business services arenas for the MMJ sector. During the quarter, we intend to offer these services through aggressive marketing campaigns into the MMJ sector. Additionally, the Company has begun to identify potential acquisition targets. We evaluate these targets based on their technology, their customer relationships, and their management. Through acquisitions, we seek to build our revenue, our product portfolio, our customer base, and to add skilled industry experts to our management team. Our shareholders should look to management to provide growth organically, and through acquisitions during the coming quarter.

What else is on the agenda for the Quarter?

We intend to move aggressively to eliminate debt and to clean up our balance sheet. As we focus on the future, we are mindful that our painful experiences of the mining industry must be addressed. We intend to mitigate as much debt as possible and to can move forward without the baggage of a failed business model as possible. On a separate front, we intend to build a management team that can support and direct the new vision of the Company. We will also look to build out a new Board of Directors to provide direction and stability for the years ahead.

One Final Note… I would like to give a word of thanks to all of our shareholders who have embraced this new direction for the Company. Your enthusiastic support is welcomed and appreciated, as are your questions, suggestions, and participation in the growth of this Company.

How do we find out more? Please visit our new website at www.dutchgoldinc.com. Sincerely,

DUTCH GOLD RESOURCES, INC.

Dan Hollis

Daniel Hollis, CEO

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by Dutch Gold Resources, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

For further information, please see www.DutchGoldInc.com or please contact Daniel Hollis, CEO of Dutch Gold Resources, Inc. at